Exhibit 10.61

AMENDMENT NO. 6 TO THE
CONSTELLIUM SE
2013 EQUITY INCENTIVE PLAN

WHEREAS, Constellium SE, a French Societas Europaea (the “Company”), has adopted the Constellium SE 2013 Equity Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, the Board of Directors of the Company (the “Board”) approved an amendment of the Plan so that the maximum number of shares available under the Plan is the sum of (i) a number of shares (to be issued or existing) available for employee share plans (including free share plans) as approved from time to time by the shareholders of the Company and (ii) a number of shares drawn from the treasury shares purchased by the Company pursuant to its share repurchase program as approved from time to time by the Board of Directors or a delegate of its authority;

WHEREAS, the Board desires to document such amendment to the Plan.

NOW, THEREFORE, pursuant to Section 12(c) of the Plan, the Plan is hereby amended as follows:

1. Plan Maximum. Section 3(a) of the Plan is hereby replaced in its entirety by the following: “(a) Plan Maximum. The maximum number of Shares that may be granted under this Plan shall be the sum of (i) a number of shares (to be issued or existing) available for employee share plans (including free share plans) as approved from time to time by the shareholders of the Company and (ii) a number of shares drawn from the treasury shares purchased by the Company pursuant to its share repurchase program as approved from time to time by the Board of Directors or a delegate of its authority.”

2. Miscellaneous.

(a) Full Force and Effect. Except as expressly amended by this Amendment, all terms and conditions of the Plan and any awards thereunder shall remain in full force and effect.

(b) Governing Law. This Amendment shall be governed by the substantive laws, but not the choice of law rules, of France.

Approved by the Board of Directors of Constellium SE on March 13, 2025